Exhibit 23.1



       (Goldstein and Morris Certified Public Accountants P.C. Letterhead)



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
BrandPartners Group, Inc.:

We consent to the incorporation by reference in the Registration Statement (Form S-8) of BrandPartners Group, Inc. pertaining to the 2004 Stock Incentive Plan of our report dated March 26, 2004, relating to the consolidated financial statements of BrandPartners Group, Inc, as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows with respect to the consolidated financial statements and schedules of BrandPartners Group, Inc. for the years ended December 31, 2003, 2002 and 2001 which report appears in the December 31, 2003 annual report on Form 10-K.

       /s/ Goldstein & Morris CPA's, P.C.
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           New York, New York
           July 28, 2004